Exhibit 10.3

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”), entered into as June 3, 2021, and is by and between COMSovereign Holding Corp., a Nevada corporation (the “Company”), and Dr. Scott R. Velazquez (the “Executive”). The Company and the Executive are sometimes referred to herein individually as a “Party” and collectively as the “Parties.”

WITNESSETH

WHEREAS, the Company has entered into that Agreement and Plan of Merger and Reorganization (the “Merger Agreement”) pursuant to which the Company shall acquire all of the ownership interest of Innovation Digital, LLC, a California limited liability company from the owners thereof;

WHEREAS, the Executive will receive substantial economic benefit as a result of the Company closing the transactions contemplated by the Merger Agreement;

WHEREAS, the Closing (as defined in the Merger Agreement) is contingent upon the Executive and the Company entering into this Agreement, and both the Executive and the Company wish to enter into this Agreement in order to meet such condition of the Merger Agreement;

WHEREAS, the Company and its subsidiaries design, build and support infrastructures for the telecommunications industries and the aerostat and drone industry (the “Business”);

WHEREAS, the Company has developed and will develop relationships with Customers, Prospective Customers, Vendors, suppliers and shippers as well as a reputation in the technology and communications industries and the aerostat and drone industry, which are and will become of great importance and value to the Company in connection with its Business, and the loss of or injury to the Business will result in substantial and irreparable damage to the Company;

WHEREAS, the Company has acquired and/or developed certain trade secrets and Confidential Information, as more fully described below, and has expended significant time and expense in acquiring or developing its trade secret or Confidential Information; and expends significant time and expense on an ongoing basis in supporting its employees, including the Executive; and

WHEREAS, in the course of the Executive’s employment by the Company, the Executive may receive, be taught or otherwise have access to items and information associated with the Business such as sales, purchasing, transportation, documentation, marketing and trading techniques, information and materials, customer and supplier lists or information, correspondence, records, financial information, pricing information, computer systems, computer software applications, business plans and other information which is confidential and proprietary.

AGREEMENT

NOW, THEREFORE, in consideration of the forgoing, the mutual covenants and agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which the Parties hereby acknowledge, the Parties hereby agree as follows:

1. Adoption of Recitals. The Company and Executive hereto adopt the above recitals as being true and correct.

2. Employment; Term of Employment.

(a) Employment. The Company shall employ the Executive, and the Executive and Executive hereby accepts employment on the terms and conditions set forth herein, commencing at the date hereof (the “Effective Date”). The commencement of the employment term and the Effective Date are expressly subject to the consummation of the transactions contemplated by the Merger Agreement set forth therein, subject to extension by the parties thereto as provided by or permitted in such Merger Agreement. In the event that the Closing is not effected, this Agreement shall be null and void ab initio.

(b) Term of Employment. The term of Executive’s employment shall begin on the Closing Date and shall continue for a period of three (3) years (the “Initial Term”), subject to earlier termination pursuant to Section 6. At the end of the Initial Term, this Agreement shall automatically renew for an additional one year, and continue to renew each year unless, either the Company or the Executive provides written notice of non-renewal to the other Party not later than thirty (30) days prior to the last day of the then-current term. The period during which Executive remains an employee of the Company may be referred to herein as the (“Employment Period”).

3. Position and Duties.

(a) During the Employment Period, the Executive shall (i) serve the Company in the capacity of Chief Research Officer and report directly to the CEO, and (ii) have such duties, responsibilities and authorities consistent with his position and as the Company’s CEO may from time to time confer and direct (collectively, the “Duties”).

(b) The Executive shall devote his full business time, effort and energy to the affairs of the Company and the discharge of the Duties. Due to the nature of his position, Executive agrees that he will work those hours reasonably necessary to complete his duties hereunder, even if such duties require him to work outside of normal business hours. Executive agrees that in the performance of such duties and in all aspects of employment, Executive will comply with the policies, standards, work rules, strategies and regulations established from time to time by the Board of Directors of the Company. The Company shall maintain a full-time office in San Diego, California, during the Employment Period and Executive shall not be required to relocate to a work location more than twenty (20) miles from such office during the Employment Period. The Company will make the best use of technology (i.e. telephone and video conferencing) to avoid unnecessary and over burdensome travel.

(c) During the term of Executive’s employment with Company and during any period Executive is receiving payments from Company pursuant to this Agreement, Executive must not engage in any work, paid or unpaid, that creates an actual conflict of interest with Company. Such work shall include, but is not limited to, directly or indirectly competing with Company in any way, or acting as an officer, director, employee, consultant, stockholder, volunteer, lender, or agent of any business enterprise of the same nature as, or which is in direct competition with, the business in which Company is now engaged or in which Company becomes engaged during the term of Executive’s employment with Company, as may be determined by the Board of Directors. Notwithstanding the foregoing, the Executive will be permitted to purchase or own less than five percent (5%) of the publicly traded securities of any corporation; provided that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation.

4. Compensation and Other Benefits.

(a) Base Salary. The Company shall pay the Executive an annual base salary (the “Base Salary”) in the amount of not less than $300,000.00, calculated and paid in accordance with the Company’s standard practices and policies in effect from time to time; provided, however, that the Company may reduce the Executive’s annual Base Salary, no more than one time in any 12 month period by ten percent (10%), upon thirty-days prior written notice, without the prior consent of the Executive if such reduction is implemented in connection with a contemporaneous and substantially similar (or greater) reduction in annual base salaries affecting all executives of the Company with responsibilities substantially similar to the Executive (a “Global Salary Reduction”).

(b) Expenses. The Company shall reimburse the Executive for all reasonable expenses incurred by him in the course of performing the Duties, to the extent consistent with the policies established by the Company from time to time with respect to travel and other business expenses, subject to the Company’s requirements with respect to reporting and documentation of such expenses. The Executive’s right to reimbursement for expenses hereunder shall be subject to the following additional rules: (i) the amount of expenses eligible for reimbursement during any calendar year shall not affect the expenses eligible for reimbursement in any other calendar year, (ii) the Company shall reimburse the Executive for all such expenses within thirty (30) days upon presentation by the Executive, from time to time, of an itemized written accounting and documentation of such expenses, provided that such reimbursement shall not be made after the end of the calendar year following the calendar year in which the expense is incurred and (iii) the right to reimbursement is not subject to liquidation or exchange for any other benefit.

(c) Benefits. The Executive shall be entitled to participate in such benefit plans as the Company provides to its employees from time to time in accordance with the Company policies. Such participation will be subject to the terms and conditions of such plans, and any other restrictions or limitations imposed by law.

(d)  Vacation and Other Leave.  During the Employment Period, the Executive’s annual rate of vacation accrual shall be four (4) weeks per year, with such vacation to accrue and be subject to the Company’s vacation policies in effect from time to time, including any policy which may limit vacation accruals and/or disallows the carryover from year to year of accrued but unused vacation. The Executive shall also be entitled to all other holiday and leave pay generally available to other executives of the Company.

5. Equity Participation. Executive shall be eligible for grants of awards (the “Share Awards”) under any stock option, other equity incentive plan, or any successor or replacement plan (the “Plan”) as adopted by the Board and approved by the Company’s stockholders, as the Compensation Committee of the Corporation may from time to time determine and Executive shall be granted and receive Share Awards at such times and levels consistent with, Share Awards granted to other senior level executives of the Company. All Share Awards shall be subject to the applicable Plan terms and conditions.  Share Awards shall provide acceleration in full: (x) on a single trigger basis automatically upon a change of control of the Company; and (y) if Executive is terminated without Cause or resigns for Good Reason with the Executive to then have a one (1) year post-separation extended exercise period (vs. 90 days) in such circumstances.

6. Termination; Severance Benefits.

(a) Termination for “Cause”. Notwithstanding anything to the contrary contained herein, the Company may terminate the employment of the Executive at any time during the Employment Period, effective immediately, for Cause. For purposes of this Agreement, “Cause” shall mean, as determined by the Company in its reasonable judgment,

(i) the failure or refusal by the Executive to perform his lawful Duties (other than any such failure resulting from the Executive's incapacity due to illness) which, if capable of cure, has not been cured within thirty (30) business days after written notice of such breach delivered to the Executive by the Company;

(ii) the Executive’s material breach of this Agreement, any other agreement between him and the Company (including without limitation the Non-Competition Agreement, as defined below) or any material policy of the Company or its affiliates applicable to him that has been communicated to him in writing which, if capable of cure, has not been cured within thirty (30) business days after written notice of such breach delivered to the Executive by the Company;

(iii) the Executive’s willful misconduct with respect to the performance of the Duties, which, if capable of cure, has not been cured within thirty (30) business days following written notice of such violation delivered to the Executive by the Company;

(iv) the Executive’s conviction, or plea of guilty or nolo contendere, with respect to any felony (except DUI or similar felony), or any act of fraud, material and intentional theft, or material and intentional financial dishonesty with respect to the Company or any of its subsidiaries, customers or business partners, or any other conviction, or plea of guilty or nolo contendere involving for a crime involving dishonesty, disloyalty or fraud; or

(v) habitual alcohol or substance abuse by the Executive.

If Executive’s employment is terminated for Cause, he shall be entitled to any earned but unpaid salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and employee benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates, but shall not be entitled to any severance compensation or any other benefits; and the Company shall have no further obligation to Executive under this Agreement.

(b) Executive’s Permanent Disability. Upon the “Permanent Disability” (defined as the expiration of a continuous period of 120 days during which the Executive is unable to perform all of the Duties due to physical or mental incapacity), the Company may terminate the employment of Executive. On termination pursuant to this Section 6(b), the Employment Period shall end immediately and the Company shall: (i) pay Executive his salary through the end of the month in which such termination occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimburse Executive for expenses properly reimbursable and not previously reimbursed; and (iii) pay or otherwise make available to Executive benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates. In such event, Executive shall not be entitled to any severance compensation or any other employee benefits and the Company shall have no further obligation to Executive under this Agreement; provided, however, that Company hereby agrees to pay the premiums of employee's health care under the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA") for a period of six (6) months if he is using the Company's health care plan on the Termination Date. In the event of any dispute regarding the existence of the Executive’s Permanent Disability hereunder, the matter will be resolved by a physician qualified to practice medicine and has no prior knowledge of the Executive, which physician shall be selected by the Company and be reasonably acceptable to the Executive or his representative. For this purpose, the Executive will submit to all appropriate medical examinations and any determination by such a physician will be final and conclusive of the issue for all purposes of this Agreement.

(c) Death of Executive. Upon the death of Executive, this Agreement shall terminate and the Employment Period shall end immediately. The Company shall thereupon pay or otherwise make available to Executive’s executor, administrator or other legal representative: (i) his salary through the end of the month in which his death occurs, plus credit for any vacation accrued (on a time-apportioned basis through the Termination Date) but not taken; (ii) reimbursement for expenses properly reimbursable and not previously reimbursed; and (iii) benefits to which Executive’s executor, administrator or other legal representative is then entitled as expressly provided in Benefit Plans in which Executive participates. In such event, Executive’s executor, administrator or other legal representative shall not be entitled to any severance compensation or any other employee benefits, and the Company shall have no further obligation to Executive or his executor, administrator or other legal representative under this Agreement.

(d) No Right to Other Termination by Company. Other than the termination of Executive pursuant to Sections 6(a), (b) and (c) above, the Company shall have no right to terminate Executive during the Employment Period without the Executive's express written consent.

(e) Termination by Executive for Good Reason or by the Company without Cause. Executive shall have the right (unless the Company shall have theretofore terminated Executive’s employment pursuant to Section 6(a), 6(b) or 6(c) of this Agreement) to terminate Executive’s employment at any time for Good Reason (as hereinafter defined); provided, however, that in order for employment to terminate for Good Reason, (A) the Executive must provide written notice to the Company, setting forth in reasonable detail the nature of the condition giving rise to Good Reason, (B) the condition must remain uncured for a period of thirty (30) days following such notice and (C) the Executive must terminate his employment, if at all, not later than thirty (30) days after the expiration of such cure period. If Executive terminates this Agreement for Good Reason or the Company terminates Executive and this Agreement without Cause, Executive shall be entitled to (i) salary in an amount equal to (A) 6 month’s Base Salary if such termination is done within the first year; or (B) 12 month’s Base Salary if such termination is done thereafter, (ii) credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, (iii) reimbursement for expenses properly reimbursable but not previously reimbursed through the Termination Date, (iv) employee benefits through the Termination Date to which Executive is entitled as of the Termination Date expressly provided in Benefit Plans in which Executive participates; provided, however, that if Executive is covered by a group health plan of the Company on the Termination Date and elects to continue such coverage after the Termination Date pursuant to the Consolidated Omnibus Budget Reconciliation Act of 1985 ("COBRA"), the Company shall pay the full cost of COBRA coverage for a period of six months after the Termination Date for Executive and any dependents of Executive who were covered by such plan on the Termination Date, if Executive elects to continue their coverage. Other than as set forth above in this Section 6(e) and Section 5, Executive shall not be entitled to any other severance compensation or any other employee benefits and the Company shall have no further obligation to Executive under this Agreement.

(f) For purposes of this Agreement, “Good Reason” shall mean if, at any time during the Employment Period, one or more of the following events shall occur:

(i) Without the Executive’s express written consent, a material diminution in the Executive’s status, title, position, scope, powers, duties, authority or job responsibilities (except in connection with the termination of his employment for Cause or death or during an incapacity), including, but not limited to, a change in which the Executive no longer reports directly to the CEO;

(ii) A reduction of the Executive’s annual base salary without the prior consent of the Executive (other than a reduction in annual base salary that is implemented in connection with a Global Salary Reduction);

(iii) A material reduction by the Company in the kind or level of employee benefits to which the Executive is entitled immediately prior to such reduction with the result that the Executive’s overall benefits package is materially reduced;

(iv) The failure of the Company to maintain an office in San Diego, California;

(v) The relocation of the Executive to a facility or a location more than twenty (20) miles from the Executive’s then present work location in San Diego, California, without the Executive’s express written consent;

(vi) The failure of the Company to obtain the assumption of this Agreement by any successor; or

(vii) Any material breach by the Company of any material provision of this Agreement.

(g) Termination by Executive without Good Reason. Executive shall have the right to terminate Executive’s employment at any time without Good Reason by giving thirty (30) days' prior written notice to the Company. On termination pursuant to this Section 6(g), Executive shall be entitled to any earned but unpaid Salary through the Termination Date, credit for any vacation accrued (on a time apportioned basis through the Termination Date) but not taken, reimbursement for expenses properly reimbursable and not previously reimbursed through the Termination Date, and benefits to which Executive is then entitled as expressly provided in Benefit Plans in which Executive participates, but shall not be entitled to any severance compensation or any other employee benefits; and the Company shall have no further obligation to Executive under this Agreement.

7. Condition of Payment of Severance on Termination. Notwithstanding the foregoing, any obligation of the Company to provide the Severance Payments is conditioned on the Executive’s signing and returning to the Company a timely and effective separation agreement containing a release of all claims against the Company and other customary terms (the “Separation Agreement”). The Separation Agreement must become effective, if at all, by the sixtieth (60th) calendar day following the date of termination. The Severance Payments will be in the form of salary continuation, payable in accordance with the normal payroll practices of the Company. The first payment, which shall be retroactive to the date immediately following the date of termination, will be made on the first regularly scheduled payroll date that follows the expiration of sixty (60) days from the date of termination.

8. Section 409A. It is intended that the payments provided for under this Agreement be exempt from the requirements of Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) (including as “short-term deferrals” within the meaning of Treasury Regulations Section 1.409A-1(b)(4)) to the maximum permissible extent. To the extent that any payments under this Agreement are not exempt from the requirements of Section 409A, then all such payments are intended to comply with Section 409A, including the requirements applicable to payments paid on a “fixed schedule” within the meaning of Section 409A, and this Agreement shall be construed and interpreted in accordance with such intent. Executive shall not have the right to designate the taxable year of any payment under this Agreement. Notwithstanding any other provision herein to the contrary, to the extent that any payment to be made to the Executive, whether pursuant to this Agreement or otherwise, is determined to constitute “nonqualified deferred compensation” within the meaning of and subject to Section 409A, such payment shall not be made prior to the date that is the earlier of (i) six months and one day after the Executive’s separation from service with the Company and affiliate or subsidiary of the Company and (ii) the Executive’s death; except to the extent of (A) payments that do not constitute a deferral of compensation within the meaning of Treasury regulation Section 1.409A-1(b) (including without limitation by reason of the safe harbor set forth in Section 1.409A-1(b)(9)(iii), as determined by the Company in its reasonable good faith discretion); (B) benefits which qualify as excepted welfare benefits pursuant to Treasury regulation Section 1.409A-1(a)(5); or (C) other amounts or benefits that are not subject to the requirements of Section 409A. The terms of the previous sentence shall apply only if the Executive is a “specified employee” (within the meaning of Section 409A) on the date of such separation from service, and shall only apply to the extent the delay of such payment is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Each payment made under this Agreement shall be treated as a separate payment and the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall the Company have any liability relating to the failure or alleged failure of any payment or benefit under this Agreement to comply with, or be exempt from, the requirements of Section 409A.

9. Ownership of Works.

(a) Assignment of Inventions. Executive agrees that Executive will promptly and fully disclose to the Company, and the Company agrees to keep confidential, all inventions, designs, creations, processes, technical or other developments, improvements, ideas, concepts and discoveries (collectively, “Inventions”), whether patentable or not, and all copyrightable works of any type or medium (“Works”), of which Executive has obtained or obtains knowledge or information during the Executive’s employment with the Company and which relate to any research or experimental, developmental or creative work carried on or contemplated by the Company or the products or services. All Inventions and Works are and shall remain the exclusive property of the Company. Executive agrees that Executive will assign, and hereby does assign, to the Company or its designee, all of Executive’s right, title and interest in and to all Inventions (whether patentable or not) and all Works, conceived, originated, made, developed or reduced to practice by Executive, alone or with others, during Executive’s employment by the Company (on or after the date of this Agreement). All Works are and shall be deemed to be “works for hire” under 17 U.S.C. §101 of the U.S. Copyright Act of 1976 and all other applicable laws and regulations.

(b) During Executive’s employment with the Company and for a period of one (1) year after any termination for any reason of such employment, Executive agrees to assist the Company to obtain any and all patents, copyrights, trademarks and service marks relating to Inventions and Works and to execute all documents and do all things necessary to obtain letters patent and copyright, trademark and service mark registrations therefor, to vest the Company or its designee with full and exclusive title thereto, and to protect the same against infringement by others, all as and to the extent that the Company may reasonably request and at the Company’s expense, for no consideration to the Executive other than the Executive’s compensation, if any, under this Agreement.

(c) Notwithstanding any of the foregoing provisions of this Section 9 to the contrary, this Section 9, shall not apply to an Invention or Work developed entirely on Executive’s own time without using the Company’s equipment, supplies, facilities or trade secret information except for those Inventions and Works that either (a) relate at the time of conception or reduction to practice of the Invention or Work to the Company’s business or to demonstrably anticipated research or development of the Company, or (b) result from any work performed by Executive for the Company. Executive acknowledges that the preceding sentence constitutes the notification required by California Labor Code Section 2872. Executive has listed on Attachment A to this Agreement, which the Company agrees to keep confidential, all unpatented Inventions owned, conceived, originated, made, developed or reduced to practice by Executive (whether before or during Executive’s employment with the Company) qualifying for the exception in the first sentence of this paragraph.

10. Return of Company Property. All of the Company’s and its subsidiaries’ and affiliates’ products, Customer correspondence, internal memoranda, designs, sales brochures, training manuals, project files, price lists, Customer and Vendor lists, prospectus reports, Customer or Vendor information, sales literature, territory printouts, call books, notebooks, textbooks e-mails and Internet access, and all other like information or products, including all copies, duplications, replications and derivatives of such information or products, acquired by the Executive while in the employ of the Company, whether prepared by the Executive or coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board of the Company. The Executive also shall return immediately return any the Company issued property including, but not limited to, laptops, computers, thumb drives, removable media devices, flash drives, smartphones, cellular phones, iPads and other devices upon the expiration or termination of this Agreement for any reason or upon request by the President of the Company or the Board. The Executive’s obligations under this Section 10 shall exist whether or not any of these items or materials contain Confidential Information or trade secrets. The parties hereto shall comply with all applicable laws and regulations regarding retention of and access to this Agreement and all books, documents and records in connection therewith. The Executive shall provide the Company with a signed certificate evidencing that all such property has been returned, and that no such property or Confidential Information or trade secret has been retained by the Executive in any form.

11. Notices. All notices, requests, demands, consents or other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if and when: (i) delivered personally, (ii) three (3) business days after being mailed by first class certified mail, return receipt requested, postage prepaid, or (iii) one (1) business day after being sent by a nationally recognized overnight courier service, delivery charges prepaid, or (iv) one (1) business day after being sent by email or facsimile to the other party at the addresses stated herein or to such other address of which either party may give notice to the other in accordance with this Section.

If to the Company:	General Counsel
Attn: Kevin M. Sherlock
COMSovereign Holding Corp.
5120 S. Julian Drive, Suite 110
Tucson, AZ 85706
Email: Legal@COMSovereign.com

With a copy to (which will not constitute notice to the Company):

Pryor Cashman LLP
7 Times Square
New York, New York 10036
Attention: Eric M. Hellige
Facsimile: (212) 798-6380
Email: ehellige@pryorcashman.com

If to the Executive:	Dr. Scott R. Velazquez
13460 El Presidio Trail
San Diego, CA 92130
Email: scottv@innovationdigital.com

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or any other jurisdiction, but this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

13. Complete Agreement. This Agreement embodies the complete agreement and understanding among the Parties with respect to the subject matter hereof and supersede and preempt any prior understandings, agreements or representations by or among the Parties, written or oral, which may have related to the subject matter hereof, including without limitation the employment agreement between the Executive and the Company.

14. Successors and Assigns. This Agreement is intended to bind and inure to the benefit of and be enforceable by the Executive, the Company and their respective heirs, successors and permitted assigns. The Executive may not assign his rights or delegate his obligations hereunder. The Company may assign all or any part of this Agreement to any third party that shall (i) acquire the Company, or any parent of the Company, in a merger, (ii) acquire a majority of the capital stock of the Company, or any parent of the Company, or (iii) purchase all or substantially all of the Company’s assets (or all or substantially all of the assets of the portion of the Company’s business that the Executive’s employment was most associated with), provided, however, that in each case the Company shall provide the Executive with written notice thereof.

15. Key Man Insurance. While the Executive is employed by the Company or any of its subsidiaries, the Company may at any time effect insurance on the Executive’s life and/or health in such amounts and in such form as the Company may in its sole discretion decide. Except as provided under the applicable terms of a policy or other arrangement, the Executive will not have any interest in such insurance, but shall, if the Company requests, submit to such medical examinations, supply such information and execute such documents as may be required in connection with, or so as to enable the Company to effect, such insurance.

16. Choice of Law; Jurisdiction. This Agreement shall be governed, construed and enforced in accordance with the laws of the State of California applicable to agreements made and to be performed entirely therein without giving effect to principles of conflicts of laws. All suits, actions or other proceedings seeking to enforce, or otherwise arising in connection with, this Agreement shall be brought in the state or federal courts located in San Diego County, California. Each of the Parties irrevocably consents to the exclusive jurisdiction of the foregoing courts in such matters and irrevocably waives any objection such Party may otherwise have against such jurisdiction.

17. Waiver of Trial By Jury. EACH OF THE PARTIES HERETO EXPRESSLY WAIVES THE RIGHT TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION, ACTION OR PROCEEDING RELATING TO OR ARISING OUT OF THIS AGREEMENT.

18. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the express, prior, written consent of the Company and the Executive, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, portable document format (.pdf), DocuSign, or other electronic transmission shall be equally as effective as delivery of a manually executed counterpart of this Agreement.

20. Electronic Document. A copy of this Agreement or signature page hereto signed and transmitted by facsimile machine, as an attachment to an e-mail or by other electronic means (collectively an “Electronic Document”), shall be treated as an original document. The signature of any party thereon, for purposes hereof, is to be considered an original signature, and the Electronic Document transmitted is to be considered to have the same binding effect as an original signature on an original document. No party shall raise the use of an Electronic Document or the fact that a signature was transmitted through the use of a facsimile machine, e-mail or other electronic means as a defense to the enforcement of this Agreement or any amendment or other document executed in compliance with this Agreement.

[Signature Page To Follow]

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement as of the date first above written.

COMSOVEREIGN HOLDING CORP.

By:	/s/ Daniel L. Hodges
Name:	Daniel L. Hodges
Title:	Chief Executive Officer

EXECUTIVE:

/s/ Dr. Scott R. Velazquez
Dr. Scott R. Velazquez

[Signature Page to Employment Agreement]